Item # 77. D)

At its regular meeting on May 10, 2007, the Board of Directors of the DUC Fund voted to revise one of the non-fundamental investment policies of the DUC Fund.  All of the DUC Fund’s investments must be, at the time of investment, (i) rated investment grade or (ii) with respect to no more than 10% of the DUC Fund’s total assets, unrated but determined by management to be of comparable quality to investment grade rated obligations.  The foregoing policies with respect to credit quality apply only at the time of initial investment, and the DUC Fund is not required to dispose of securities in the event of a rating downgrade below investment grade or, in the case of unrated obligations, in the event that management reassesses its view with respect to the credit quality of the issuer thereof.  However, the DUC Fund has historically also had a policy that management would seek to engage in an orderly disposition of such downgraded securities to the extent necessary, except in unusual market conditions, to limit the DUC Fund’s holdings of securities rated below investment grade, or deemed by management to be of comparable quality, to not more than 5% of the DUC Fund’s total assets.  At the May 10, 2007 meeting, the Board of Directors reexamined this 5% holding limitation in light of the significant increase in the frequency of corporate restructurings since the DUC Fund’s inception, including various merger and acquisition activities such as leveraged buyouts.  Such market activities can potentially result in the downgrading of investment grade securities to non-investment grade levels.  The Board of Directors concluded that it was in the best interest of shareholders to remove the 5% holding limitation.  The revision provides the flexibility to more efficiently manage such situations, thus limiting potential forced divestitures at times when trading liquidity could be severely restricted.  In addition, the revision gives management the ability to avoid forced divestitures that could result in the untimely recognition of capital gains and/or losses.  Nevertheless, it is important to note that the requirement that all securities be investment grade at the time of purchase remains fully in effect.  Therefore, it is expected that the composition of the DUC Fund will not deviate significantly from its historical credit rating posture.